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                                                                   EXHIBIT 23.1



The Board of Directors
Petsec Energy Ltd


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-6128) of Petsec Energy Ltd of our report dated March 31, 1999, relating to the consolidated balance sheets of Petsec Energy Ltd and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, comprehensive income (loss) and cash flows for the year ended June 30, 1996, the six month period ended December 31, 1996 and for each of the years in the two year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 20-F of Petsec Energy Ltd.



KPMG



Sydney, Australia
June 10, 1999